                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
                                 Dan River Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                 Dan River Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                                                                            LOGO

                                 March 28, 2002

To our shareholders:

     We cordially invite you to attend our annual meeting of shareholders, which is to be held on April 30, 2002 at the Riverview Inn in Danville, Virginia. The meeting will start at 10 a.m. EDT.

     On the ballot at this year's annual meeting are our proposals (1) to elect one director to our board of directors and (2) to approve proposed amendments to our amended and restated articles of incorporation that will effect a reverse split of our issued and outstanding common stock, which will combine a whole number of outstanding shares of common stock between two and five into one share of common stock, depending upon a determination by our board of directors that a reverse stock split is in our best interests and the best interests of our shareholders, and authorizing the board of directors to file one such amendment.

     As a shareholder, your vote is important. We hope that you will attend the annual meeting. In the meantime, please complete, sign and return your proxy card in the enclosed envelope, or follow the other voting procedures described in this proxy statement as soon as possible to ensure that your shares will be represented and voted at the meeting. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your board of directors, thank you for your support of and interest in Dan River.

                                           Sincerely,

                                           LOGO
                                           Joseph L. Lanier, Jr.
                                           Chairman of the Board and
                                           Chief Executive Officer

                                                                            LOGO
                                _______________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 30, 2002
                                _______________

             TIME:  10:00 a.m., EDT on April 30, 2002

            PLACE:  Riverview Inn
                    Danville, Virginia

ITEMS OF BUSINESS:  (1)  To elect one director.
                    (2) To approve proposed amendments to our amended and restated articles of incorporation that will effect a reverse split of our issued and outstanding Class A Common Stock and Class B Common Stock, which will combine a whole number of outstanding shares of Common Stock between two and five into one share of Common Stock, depending upon a determination by our board of directors that a reverse stock split is in our best interests and the best interests of our shareholders, and authorizing the board of directors to file one such amendment.
                    (3) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

     WHO MAY VOTE:  You can vote if you were a holder of Class A Common Stock or
                    Class B Common Stock of record on March 1, 2002.

    ANNUAL REPORT:  A copy of our Annual Report is enclosed.

   DATE OF NOTICE:  March 28, 2002.

  DATE OF MAILING:  This notice and the proxy statement are first being mailed to shareholders on or about March 28, 2002.

                                 DAN RIVER INC.
                               2291 Memorial Drive
                            Danville, Virginia 24541

                                 _____________

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 2002

                                 _____________

                                ABOUT THE MEETING

Who is furnishing this proxy statement?

     This proxy statement is being furnished to our shareholders by our board of directors in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on April 30, 2002.

What am I voting on?

     You will be voting on the following:

     .  To elect one director,

     . To approve proposed amendments to our amended and restated articles of incorporation that will effect a reverse split of our issued and outstanding Class A Common Stock and Class B Common Stock, which will combine a whole number of outstanding shares of Common Stock between two and five into one share of Common Stock, depending upon a determination by our board of directors that a reverse stock split is in our best interests and the best interests of our shareholders, and authorizing the board of directors to file one such amendment, and

     .  Any other business that properly comes before the annual meeting.

     You may not cumulate your votes for any matter being voted on at the annual meeting and you are not entitled to appraisal or dissenters' rights.

Who can vote?

     You may vote if you owned Class A Common Stock or Class B Common Stock as of the close of business on March 1, 2002. As of March 1, 2002, there were 20,324,439 shares of Class A Common Stock and 2,062,070 shares of Class B Common Stock outstanding and eligible to vote at the annual meeting.

How do I vote?

     You may vote:

     .  over the internet at the address shown on your proxy card,

     .  by telephone through the number shown on your proxy card,

     .  by completing, signing and returning the enclosed proxy card, or

     .  by attending the meeting and voting in person.

If you hold your shares in the name of a bank or broker, the availability of telephone and internet voting depends on their voting processes. Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

     You may vote your shares at the meeting if you attend in person. Even if you plan to be present at the meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the internet, by telephone or by mail.

What if my shares are registered in more than one person's name?

     If you own shares that are registered in the name of more than one person, each person should sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment of such person in a representative capacity.

What does it mean if I receive more than one proxy card?

     It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is EquiServe Trust Company, P.O. Box 43012, Providence, RI 02940-3011 and may be reached at (800) 633-4236.

What if I return my proxy card but do not provide voting instructions?

     If you sign and return your proxy but do not include instructions, your proxy will be voted:

     .  FOR the election of Richard L. Williams; and

     . FOR the approval of proposed amendments to our amended and restated articles of incorporation that will effect a reverse split of our issued and outstanding Class A Common Stock and Class B Common Stock, which will combine a whole number of outstanding shares between two and five of each of the Class A Common Stock and Class B Common Stock into one share of Class A Common Stock and Class B Common Stock, respectively, depending upon a determination by our board of directors that a reverse stock split is in our best interests and the best interests of our shareholders, and authorizing the board of directors to file one such amendment.

Can I change my mind after I vote?

     You may change your vote at any time before the polls close at the meeting. You may do this by:

     . voting again by telephone or over the internet prior to 11:59 p.m., EDT, on April 29, 2002,

     .  giving written notice to the Secretary of our company,

     .  delivering a later-dated proxy, or

     .  voting in person at the annual meeting.

How many votes am I entitled to?

     If you own Class A Common Stock, you are entitled to one vote for each share you own. If you own Class B Common Stock, you are entitled to 4.39 votes for each share you own. Holders of Class A Common Stock and Class B Common Stock will vote together as a single voting group for all matters to be voted on at the annual meeting. Sometimes in this proxy statement we refer to the Class A Common Stock and the Class B Common Stock collectively as the Common Stock.

How many votes must be present to hold the meeting?

     In order for us to conduct the annual meeting the holders of a majority of the votes of the Common Stock outstanding as of March 1, 2002 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the meeting if you:

     .  vote via the internet or by telephone,

     . return a properly executed proxy (even if you do not provide voting instructions), or

     .  attend the annual meeting and vote in person.

How many votes are needed to elect directors?

     The nominee receiving the highest number of "yes" votes will be elected a director. This number is called a plurality. If you do not vote in person or sign and return a proxy, your shares will not be counted as "yes" votes or "no" votes at the annual meeting.

How many votes are needed to approve the proposed amendments to the amended and restated articles of incorporation?

     The proposed amendments must be approved by a majority of the votes entitled to be cast on the amendments.

How many votes are needed for other matters?

     To approve any other matter that properly comes before the annual meeting, the "yes" votes cast in favor of the matter must exceed the "no" votes cast against the matter.

Will my shares be voted if I do not provide my proxy?

     Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers' unvoted shares on certain "routine" matters, including the election of directors. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will be counted as present at the meeting for quorum purposes, but will not be counted as "yes" votes or "no" votes on any matter voted on at the annual meeting. They will have the same effect as a vote against the proposed amendments. These are referred to as broker non-votes.


                              ELECTION OF DIRECTORS
                                    (Item 1)

How many directors serve on the board of directors?

     Our board of directors currently has 5 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. At the annual meeting on April 30, 2002, one nominee for director is to be elected to serve until the annual meeting in 2005, or until his successor is elected and qualified.

Who is the nominee this year?

     The nominee is Mr. Richard L. Williams. His current term expires at the annual meeting.

What if the nominee is unwilling to serve?

     We do not believe that Mr. Williams will be unwilling or unable to serve as a director. However, if at the time of the annual meeting he should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors either:

     .  to elect a substitute nominee recommended by the board,

     . to allow the vacancy created to remain open until filled by the board, or

     .  to reduce the number of directors for the ensuing year.

     In no event, however, can a proxy be voted to elect more than one director.


What is the recommendation of the board of directors?

     The board of directors recommends a vote FOR Richard L. Williams to hold office until the annual meeting of shareholders in 2005, or until his successor is elected and qualified. Proxies returned without instructions will be voted for Mr. Williams.


What is the background of this year's nominee?

     Richard L. Williams, 68, has been a director and president and chief operating officer of our company or our predecessor since 1989.


Who are the directors continuing in office until 2003?

     Edward J. Lill, 69, has been a director of our company since 1997. Mr. Lill is presently a consultant to Metropolitan Life Insurance Company with respect to accounting and other related matters. Mr. Lill was a senior partner and vice chairman of the accounting firm, Deloitte & Touche, from 1988 until his retirement in 1995. Mr. Lill also serves as a director of MacKenzie Investment Management Inc., which is a management investment company.

     John F. Maypole, 62, has been a director of our company since 1992. Mr. Maypole is a consultant to Metropolitan Life Insurance Company and has over the past five years served as a consultant to and/or director of various other corporations and providers of financial services. Mr. Maypole also serves as a director of Massachusetts Mutual Life Insurance Company and Church and Dwight Co., Inc., a household consumer product and specialty chemical company.


Who are the directors continuing in office until 2004?

     Donald J. Keller, 70, has been a director of our company since 1998. Mr. Keller was non-executive chairman of Vlasic Foods, International from 1998 until 2001. From 1993 until 1998 he was chairman of B. Manischewitz Company, a food manufacturer, and was co-chief executive officer of B. Manischewitz Company from 1992 until 1993. From 1995 until 1997 he was chairman of the board of Prestone Products Corporation, an automotive chemicals manufacturer.

     Joseph L. Lanier, Jr., 70, has been chairman of the board of directors and chief executive officer of our company or our predecessor since 1989. Mr. Lanier is also a director of SunTrust Banks, Inc., a bank holding company, Flowers Industries, Inc., a food company, Torchmark Corporation, an insurance company, and Dimon Incorporated, a tobacco products company.


How often did the board of directors meet during fiscal 2001?

     The board of directors met eight times during fiscal 2001. Each director attended at least 75% of all meetings of the board of directors and committees on which he served in fiscal 2001.

What committees has the board of directors established?

     The board of directors has established a compensation committee and an audit committee. The full board of directors acts as a nominating committee.

     Compensation Committee. Messrs. Maypole, Keller and Lill serve as members of the compensation committee, and Mr. Maypole is the chairman. The compensation committee is responsible for:

     . reviewing annually and approving our compensation strategy to ensure that our executive compensation strategy supports our business objectives as well as shareholder interests,

     . approving salary, bonuses and other compensation of our executive officers and key management personnel,

     .  administering our option and benefit plans, and

     . considering issues pertaining to succession planning upon retirement or termination of the employment of senior managers.

     This committee held two meetings in fiscal 2001.

     Audit Committee. Messrs. Lill, Keller and Maypole serve as members of the audit committee, and Mr. Lill is Chairman. The members of the audit committee are independent as defined in the New York Stock Exchange Rules. The audit committee is responsible for:

     .  recommending independent auditors,

     . reviewing with the independent auditors the scope and results of the audit engagement,

     .  monitoring our financial policies and control procedures,

     . reviewing with our independent auditors and management the scope and results of their respective audits,

     . discussing with management and our independent auditors the interim and annual financial statements that we file with the SEC, and

     . reviewing and monitoring the provision of non-audit services by our auditors.

The audit committee held two meetings in fiscal 2001.


How are directors compensated?

     Cash Compensation. Directors who are not employees of our company receive an annual retainer of $25,000 and $1,000 per board and committee meeting attended. Directors who are also employees of our company are not separately compensated for their service as directors.

     Options and Restricted Stock. In fiscal 2001, the board of directors granted to each of Messrs. Keller, Lill and Maypole 2,500 shares of restricted Class A Common Stock and non-qualified options to purchase an additional 2,500 shares of Class A Common Stock pursuant to the Dan River Inc. 2000 Long-Term Incentive Plan, which we refer to as the Long-Term Incentive Plan. The restricted stock vests in three equal increments on March 1, 2002, 2003 and 2004 (or 100% upon a change of control). The options vest and become exercisable in three equal increments on December 31, 2001, 2002 and 2003 (or 100% upon a change of control), have an exercise price of $3.07 per share and expire May 11, 2011.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below shows, as of March 1, 2002, how many shares of each class of our Common Stock were beneficially owned by our directors, named executive officers, owners of 5% or more of our Common Stock and our directors and executive officers as a group. Under the rules of the SEC, a person "beneficially owns" securities if that person has or shares the power to vote or dispose of the securities. The person also "beneficially owns" securities which that person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

                                                                                                                   Percentage
                                                Beneficial Ownership of             Beneficial Ownership of            Of
                                               Class A Common Stock(1)                Class B Common Stock          Combined
                                           -----------------------------------  ------------------------------
                                               Number of          Percent of      Number of        Percent of        Voting
                                                Shares             Class(2)        Shares            Class          Power(2)
                                              -----------        ------------   -------------     ------------    ------------
Donald J. Keller.........................      55,000(11)              *              --               --               *
Joseph L. Lanier, Jr.(3)(4)..............   2,404,420(7)(8)(11)     10.1        2,062,070(8)(9)     100.0%           30.4
Edward J. Lill...........................      27,000(11)              *              --               --               *
John F. Maypole..........................      90,000(11)              *              --               --               *
Richard L. Williams(3)(5)................     740,231(11)            3.1          465,981(9)         22.6             7.5
Barry F. Shea(3)(6)......................     271,787(11)            1.1          174,912(9)          8.5             2.8
Gregory R. Boozer........................      98,125(11)              *              --               --               *
Harry L. Goodrich........................      77,750(11)              *              --               --               *
Mezzanine Investment Limited
   Partnership-BDR(10)...................   6,708,723               28.1              --               --            21.7
Dimensional Fund Advisors,
   Inc.(12)..............................   1,753,500                7.4              --               --             5.7
T. Rowe Price Associates,
   Inc.(13)..............................   2,318,100                9.7              --               --             7.5
All executive officers and directors
   as a group (12 Persons)...............   3,226,803(7)(11)        13.5        2,062,070(8)(9)     100.0            33.1

___________

* Less than 1%.

(1) Under our articles of incorporation, shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis at any time subject to compliance with certain first offer rights. As a result, shares of Class A Common Stock shown in the table as beneficially owned by any individual include shares of Class A Common Stock issuable upon conversion of Class B Common Stock beneficially owned by such individual.

(2) Based on an aggregate of 20,371,939 shares of Class A Common Stock issued and outstanding as of March 1, 2002, including restricted stock, plus, for each individual,

     . the number of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by such individual; and

     . the number of shares of Class A Common Stock issuable upon exercise of outstanding stock options which are or will become exercisable prior to April 30, 2002.

(3) The business address of Messrs. Lanier, Williams and Shea is 2291 Memorial Drive, Danville, Virginia 24541.

(4) Mr. Lanier disclaims beneficial ownership of 96,553 shares that are held by his wife, Mrs. Ann M. Lanier.

(5) Mr. Williams disclaims beneficial ownership of 96,250 shares that are held by his wife, Mrs. Suzanne S. Williams.

(6) Mr. Shea disclaims beneficial ownership of 60,000 shares that are held by his wife, Mrs. Nellie C. Shea.

(7)  Includes:

     . 252,180 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Joseph L. Lanier, Jr.,

     . 65,553 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mrs. Ann M. Lanier,

     . 551,722 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Joseph Lanier, III,

     . 551,722 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mrs. Ann L. Jackson,

     . 96,250 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mrs. Suzanne S. Williams,

     . 369,731 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Richard L. Williams,

     . 124,912 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Barry F. Shea, and

     . 50,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mrs. Nellie C. Shea.

     We refer to the beneficial owners listed in the preceding bullets as the Senior Management Group. With respect to the shares described above Mr. Lanier has sole voting power pursuant to the terms of a Voting Agreement dated November 20, 1997 between the Company and the members of the Senior Management Group, as amended, which we refer to as the Voting Agreement.

 (8) Includes shares of Class B Common Stock beneficially owned by the members of the Senior Management Group with respect to which Mr. Joseph L. Lanier, Jr. has sole voting power pursuant to the Voting Agreement. See Footnote
     7 above.

 (9) Joseph L. Lanier, Jr. has sole voting power with respect to these shares pursuant to the terms of the Voting Agreement.

(10) Reflects shares of Class A Common Stock beneficially owned by Mezzanine Investment Limited Partnership--BDR, which we refer to as MILP, whose address is One Madison Avenue, New York, New York 10010. According to
     Schedule 13D/A filed on behalf of MetLife Inc., which we refer to as MLINC, Metropolitan Life Insurance Company, which we refer to as MetLife, MILP and 23rd Street Investments, Inc., which we refer to as 23rd Street, the general partner of MILP is 23rd Street, which is a wholly-owned subsidiary of MetLife. MetLife is a wholly-owned subsidiary of MLINC, a publicly traded company. MILP is a limited partnership in which MetLife is a limited partner with a 99% partnership interest and 23rd Street is the general partner with a 1% partnership interest.

(11) Includes options exercisable within 60 days and outstanding restricted stock.

(12) Based solely on Schedule 13G/A filed with the SEC on February 12, 2002. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13) According to Schedule 13G/A filed with the SEC on February 11, 2002, T. Rowe Price Associates, Inc., which we refer to as TRP, possesses sole voting power over 711,300 shares of Class A Common Stock and sole deposition power over 2,318,100 shares of Class A Common Stock. The address of TRP is 100 E. Pratt Street, Baltimore, Maryland 21202.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

     General. We, certain members of senior management, which we refer to as the Management Shareholders, MILP, and all other holders of our common stock prior to the initial public offering of our common stock in November 1997, are parties to a registration rights agreement, dated September 3, 1991, as amended. All provisions of the registration rights agreement described below terminate on the earlier of:

     .  September 3, 2006, or

     . the date when shares of Class A Common Stock which are held by the above-described holders other than Management Shareholders constitute less than 10% of the outstanding Common Stock, subject to limited exceptions.

The registration rights agreement is applicable only with respect to shares of Common Stock held prior to the initial public offering. It contains, among others, the following provisions:

     Demand and Piggyback Registration Rights. The holders (not including the Management Shareholders) of at least 20% of the Class A Common Stock held by such holders immediately prior to the initial public offering may, on seven occasions, demand that we prepare and file a registration statement under the Securities Act of 1933, as amended. These demand registration rights are applicable to such number of shares of Class A Common Stock held by such holders prior to the initial public offering as are designated by the holders of a majority of such shares of Class A Common Stock after consultation with the book running lead underwriter of any such offering and the demanding holders. Once every 12 months, we may delay the filing of any such registration statement for up to 60 days if we would be required in the opinion of counsel to disclose information in the registration statement that it would not otherwise be required to publicly disclose and the board of directors determines that such disclosure is not in our best interests. In addition, such holders of Class A Common Stock are entitled to offer and sell their Class A Common Stock in any underwritten public offering involving the offering of any securities by us or by any of our subsidiaries, subject to certain limitations. We may also offer and sell our Class A Common Stock in any underwritten public offering effected at the request of such holders of Class A Common Stock, subject to certain limitations.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation earned during fiscal 2001, fiscal 2000 and fiscal 1999 by our chief executive officer and our four other most highly compensated executive officers. These individuals are called the named executive officers.

                           Summary Compensation Table

                                                                                                       Long-Term
                                                                                                     Compensation
                                                           Annual Compensation(1)                      Awards(3)
                                            --------------------------------------------------- ----------------------
                                                                                                            Securities    All Other
                                              Fiscal                              Other Annual  Restricted  Underlying     Compen-
         Name and Principal Position           Year        Salary      Bonus(2)   Compensation Stock($)(4)  Options(#)    sation(5)
         ---------------------------          ------       ------      --------   ------------ -----------  ----------    ---------
Joseph L. Lanier, Jr. ......................   2001        551,616          --       13,120(6)   15,925       32,500      35,998
   Chairman and Chief Executive                2000        533,664      104,385       2,921(6)       --       65,000       1,700
   Officer                                     1999        513,139       94,830          --          --       65,000       1,600

Richard L. Williams ........................   2001        432,640          --       10,290(6)   11,025       22,500      25,978
   President and Chief Operating               2000        418,560       81,870       2,291(6)       --       45,000       1,700
   Officer                                     1999        402,462       74,370          --          --       45,000       1,600

Barry F. Shea ..............................   2001        259,584          --        6,174(6)    4,288        8,750      16,732
   Executive Vice President--Chief             2000        251,136       49,122       1,375(6)       --       17,500       1,700
   Financial Officer                           1999        241,477       44,620          --          --       17,500       1,600

Gregory R. Boozer ..........................   2001        216,300          --        5,319(6)    3,675        7,500      16,868
   Executive Vice President--                  2000        209,277       40,935       1,146(6)       --       15,000       1,700
   Manufacturing                               1999        201,231       37,190      48,923(7)       --       12,500       1,600

Harry L. Goodrich ..........................   2001        193,939          --        4,608(6)    2,450        5,000      15,763
   Vice President, Secretary and               2000        186,480       36,475       1,019(6)       --       10,000       1,700
   General Counsel                             1999        179,308       33,140     108,726(7)       --       10,000       1,600

______________

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each named executive officer and has therefore been omitted.

(2) Bonuses are based on operating income targets approved by the board of directors at the beginning of each fiscal year. No bonuses were paid to the named executive officers for the 2001 fiscal year.

(3)  No SARs have been granted.

(4) Restricted stock vests in one third increments on March 1, 2002, 2003 and 2004 and becomes fully vested in the event of a Change of Control as defined in the Long-Term Incentive Plan. There were a total of 215,250 shares of restricted stock awarded to a total of 54 key employees during fiscal 2001. The aggregate value of the restricted stock was $105,473 at December 29, 2001, based on the closing price of our Class A Common Stock of $0.49 per share on December 28, 2001. No dividends are payable on the restricted stock

(5) Represents amounts accrued during applicable fiscal years to each named executive officer pursuant to the Dan River Inc. Salary Retirement Plan and, for fiscal 2001, the SERP and the restricted SERP (as described hereafter).

 (6) Represents the company match in respect of the named executive officer's deferrals of salary pursuant to the Dan River Inc. 401(k) Plan, a defined contribution plan available to all of our salaried employees, and of salary and bonus pursuant to the Dan River Inc. Non-Qualified 401(k) and Deferred Compensation Plan, (the "NQ 401(k)") a non-qualified defined contribution plan available to senior managers of the Company. Also includes interest paid to the named executive officer pursuant to the NQ 401(k), to the extent such interest exceeded 120% of the applicable federal rate.

(7)  Represents the difference between:

     . the fair market value of Class A Common Stock purchased upon exercise of nonqualified stock options during the applicable fiscal year (based upon the closing price of the Class A Common Stock in trading on the New York Stock Exchange on the date of exercise); and

     .  the exercise price of the option.


Option Grants Table

     The following table shows certain information relating to the options granted to each of the named executive officers during fiscal 2001.

                      Option/SAR Grants In Last Fiscal Year

                                                  Individual Grants               Option Term         Potential Realizable
                                    ------------------------------------- -----------------------
                                                             % of Total    Exercise                     Value of Assumed
                                     Number of Securities     Options      or Base                   Annual Rates of Stock
                                          Underlying,        Granted to   Price Per                  Price Appreciation for
                                         Options/SARs        Employees      Share      Expiration           Option Term
                                                                                                   -------------------------
     Name                              Granted (#)(1)(2)   In Fiscal Year   ($/Sh)        Date          5%            10%
     ----                              -----------------   --------------  --------    ----------  -----------    ----------
Joseph L. Lanier, Jr. .............         32,500               10%        $ 3.07      5/11/11       $62,748      $159,016
Richard L. Williams ...............         22,500                7%        $ 3.07      5/11/11        43,441       110,088
Barry F. Shea .....................          8,750                3%        $ 3.07      5/11/11        16,894        42,812
Gregory R. Boozer .................          7,500                2%        $ 3.07      5/11/11        14,480        36,696
Harry L. Goodrich .................          5,000                2%        $ 3.07      5/11/11         9,654        24,464

___________

(1)  We have not granted any SARs.

(2) All options granted are options to purchase Class A Common Stock. The options vest and become exercisable in three equal increments on December 31, 2001, 2002 and 2003. However, the options vest and become exercisable immediately in the event of a Change of Control as defined in the Long-Term Incentive Plan. The optionee or his estate will be entitled to exercise such options, to the extent vested, within six months after the date of the event resulting in termination of employment.

Aggregated Options Table

     The following table shows certain information with respect to options exercised during fiscal 2001 and options held at the end of fiscal 2001 by each named executive officer. There were no stock appreciation rights outstanding at the end of fiscal 2001.

             Aggregated Option/SAR Exercises In Last Fiscal Year And
                     Fiscal Year End Option/SAR Values Table

                                                                                                      Number of Securities
                                                                            Shares                   Underlying Unexercised
                                                                           Acquired                     Options at Fiscal
                                                                              on          Value           Year-End (#)(1)
                                                                              --                    --------------------------
        Name                                                             Exercise (#)  Realized($)  Exercisable Unexercisable
        ----                                                             ------------  -----------  ----------- -------------
Joseph L. Lanier, Jr ...............................................         --            --         213,750      113,750
Richard L. Williams ................................................         --            --         148,750       78,750
Barry F. Shea ......................................................         --            --          60,625       30,625
Gregory R. Boozer ..................................................         --            --          49,375       25,625
Harry L. Goodrich ..................................................         --            --          27,500       17,500

_________

(1) There were no unexercised in-the-money stock options outstanding at fiscal year end based on the closing price on the New York Stock Exchange of our Class A Common Stock on December 28, 2001 of $0.49 share and the respective option exercise price.


Retirement Plans

     The table below shows the annual retirement benefits payable to named executive officers as a life-only annuity starting at the greater of age 65 or their current age, based on their remuneration and years of service under our restricted supplemental executive retirement plan, which we refer to as our restricted SERP, our supplemental retirement plan, which we refer to as our SERP, and our salary retirement plan, which we refer to as our retirement plan. The material terms of these three plans are discussed briefly below the table.

                                                                                             Years of Service
                                                                           --------------------------------------------------
     Remuneration                                                             5             10            15       20 or more
     ------------                                                             -             --            --       ----------
     $200,000 ..........................................................   $20,000       $ 40,000      $ 60,000     $ 80,000
     $350,000 ..........................................................   $35,000       $ 70,000      $105,000     $140,000
     $500,000 ..........................................................   $50,000       $100,000      $150,000     $200,000
     $650,000 ..........................................................   $65,000       $130,000      $195,000     $260,000
     $800,000 ..........................................................   $80,000       $160,000      $240,000     $320,000
     $950,000 ..........................................................   $95,000       $190,000      $285,000     $380,000

     The restricted SERP is designed to provide each participant with an aggregate, noncontributory retirement benefit from us (after taking into account other deferred compensation benefits from us) at age 65 equal to 40% of such participant's final average monthly compensation if such participant completes at least 20 years of service with us. The compensation committee of our board of directors designates who is eligible to participate in the restricted SERP. A participant's final average monthly compensation for this purpose consists of such participant's average monthly base salary, bonus and commissions payable before any deductions whatsoever, the greater of either

     . in the five calendar year period ending immediately before the participant's retirement date, or

     . in the five calendar year period which includes the participant's retirement date.

     A participant's years of service are the same as such participant's years of vesting service under our retirement plan. If a participant fails to complete at least 5 years of service, no benefit will be payable to the participant under the restricted SERP. A participant who completes less than 20 years of service will receive a fraction of such participant's 40% of final average monthly compensation benefit. The numerator of this fraction will be such participant's actual years of service and the denominator of this fraction will be 20. A participant's restricted SERP benefit is reduced by:

     . the retirement benefits payable to the participant under the retirement plan and the SERP,

     . the benefits payable under our 401(k) plan to the extent attributable to matching contributions made by us,

     .  such participant's social security benefits, and

     . any other benefit which the compensation committee of our board of directors decides duplicates the benefit payable under the restricted SERP.

     A participant's restricted SERP benefit is further reduced to the extent provided under the retirement plan in the event of retirement prior to age 65. Finally, a participant's benefit under the restricted SERP cannot be assigned or otherwise transferred to any other person by a participant, such benefit is payable to a participant only from our general assets, and a participant is only a general and unsecured creditor of ours with respect to the payment of such benefit.

     Messrs. Lanier, Williams, Shea, Boozer and Goodrich are participants in the restricted SERP. For the five calendar year period which ended December 31, 2001, the average monthly compensation for purposes of the restricted SERP for Messrs. Lanier, Williams, Shea, Boozer and Goodrich was $62,514, $50,338, $29,905, $23,867 and $20,586, respectively. As of January 1, 2002 each of Messrs. Lanier, Williams, Shea, Boozer and Goodrich had 12 years of service under the restricted SERP. As of January 1, 2002 there were 23 other executives designated as participants in the restricted SERP.

     The retirement plan and the SERP work together. The retirement plan provides a noncontributory benefit to participants based on both years of service and a participant's career average monthly earnings, which we refer to as average compensation. Average compensation consists of a participant's base salary and commissions. No bonuses are taken into account in a participant's average compensation. Messrs. Lanier, Williams, Shea, Boozer and Goodrich participate in the retirement plan on the same basis as other salaried employees, and any benefit which the retirement plan pays to these five named executive officers reduces the benefit which we will pay to the five named executive officers under the restricted SERP. Estimated annual benefits payable under the retirement plan upon retirement at the greater of age 65 or current age for Messrs. Lanier, Williams, Shea, Boozer and Goodrich based on a single life annuity were $19,764, $19,692, $41,712, $52,760 and $42,556, respectively.

     The SERP will provide a noncontributory benefit to each of our highly compensated employees who is designated by the compensation committee of our board of directors as eligible to participate in the SERP and who actually accrues a benefit under our retirement plan on and after January 1, 2001. The SERP is designed to work together with the retirement plan to make up for the fact that the retirement plan does not give a participant credit for bonuses and cannot give credit for base salary and commissions in excess of the IRS limits. The SERP will provide a retroactive benefit for a participant for each year after 1987 and before 2001 if such participant accrued a benefit under the retirement plan in any such year and was a participant in the SERP on January 1, 2001. The SERP will provide a benefit for each year after 2000 if a participant accrues a benefit under the retirement plan in any such year. A participant's benefit under the SERP is paid at the same time and in the same form as provided under the retirement plan except that a participant's benefit under the SERP is payable only from our general assets and a participant is only a general and unsecured creditor of ours with respect to the payment of such benefits. As of January 1, 2002, there were 111 employees designated as eligible to participate in the SERP, including Messrs. Lanier, Williams, Shea, Boozer and Goodrich. Estimated annual benefits payable under the SERP upon retirement at the greater of age 65 or current age for Messrs. Lanier, Williams, Shea, Boozer and Goodrich based on a single life annuity were $50,720, $36,678, $37,707, $32,041 and $20,650, respectively. Any benefit which we pay to the named executive officers under the SERP reduces the benefit which we will pay to these five executives under the restricted SERP.


Employment Agreements

     Executive Employment Agreements. We have employment agreements with Joseph
L. Lanier, Jr., Richard L. Williams and Barry F. Shea, each of which became effective on November 20, 1997, and terminate five years thereafter, unless earlier terminated as described below. Each employment agreement provides for the employee to be retained in certain specified capacities by us and to devote his full business time and attention to our business. Each of the employment agreements provides that we shall pay the employee a bonus under the Dan River Inc. Management Incentive Plan, which we refer to as the bonus plan, and reimburse certain business related expenses. The bonus plan provides for the payment of an annual cash bonus to our executive officers and key employees based upon our achievement of operating income and working capital management goals established at the beginning of each fiscal year and approved by the board of directors. Participation in the bonus plan, as well as award levels and performance criteria, are recommended by the chief executive officer and approved by the compensation committee of the board of directors.

     Mr. Lanier's employment agreement provides that he will serve as the chief executive officer and chairman of the board of directors at a base salary of $460,000 per year, which may be increased at the discretion of the board of directors, subject to certain cost of living adjustments.

     The employment agreements with Messrs. Williams and Shea provide for their employment as president and chief operating officer and chief financial officer, respectively. Each employment agreement provides that the employee shall receive a base salary determined by the chief executive officer, subject to approval by the compensation committee of the board of directors.

     The employment agreements are terminable upon the death or disability of the employee, by us for "good cause," as defined in the employment agreements, by us without cause, by the employee for "good reason," as defined in the employment agreements, by the employee without good reason or upon the occurrence of a "change in control," as defined in the employment agreements. Each employment agreement provides that, in the event the employee's employment is terminated for no cause, a change in control, or for good reason, such employee will be paid an amount equal to two times his annual base salary in effect at the time of termination, plus any incentive bonus prorated to the date on which employment is terminated. The employee would also be entitled to participate for a period of up to twenty-four months after termination of his employment in various welfare, pension and savings plans and programs offered by us.

     Post-Employment Agreements. We have entered into agreements with Messrs. Boozer and Goodrich, as well as certain other executive officers and key employees. These agreements provide certain assurances to the employee in the event Mr. Lanier ceases for any reason to be chief executive officer, which we refer to as an employment event, including an agreement not to arbitrarily reduce the salary of or relocate the employee, and to allow the employee to participate in certain incentive and other benefit plans at a level commensurate with his level of participation at the time the employment event occurred. In the event employment of the employee is terminated by us without "good cause," as defined in the post-employment agreements, or by the employee upon breach of the agreement by us, the employee is entitled to a severance payment of up to two years salary, plus any bonus otherwise earned for the year in which the termination occurs. The employee would also be entitled to continue to participate for a period of up to twenty-four months in various welfare, pension and savings plans and programs offered by us.


                          REPORT OF THE AUDIT COMMITTEE

     The audit committee of our company is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2001 audit, the audit committee has:

     . reviewed and discussed with management the audited financial statements of our company to be included in our annual report on Form 10-K for the year ended December 29, 2001,

     . discussed with Ernst & Young LLP, our independent auditors, the matters required by Statement of Accounting Standards No. 61,

     . considered whether Ernst & Young LLP's provision of non-audit services to our company was compatible with their independence, and

     . received and discussed the written disclosures and letter from Ernst & Young LLP required under Independent Standards Board Statement No. 1 regarding their independence.

     Based on the review and the discussions described in the preceding bullets, the audit committee has recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 29, 2001.

                                       Edward J. Lill, Chairman
                                       Donald J. Keller
                                       John F. Maypole

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our compensation package for all of our executive officers in fiscal 2001 consisted of:

     .  base salary,

     .  cash bonus,

     .  restricted stock, and

     .  stock options.

The compensation committee expects that compensation for executive officers in fiscal 2002 will include these same elements.

     Base Salary. Mr. Lanier's base salary is determined in accordance with his employment agreement, with increases in excess of cost of living increases to be recommended by the compensation committee and subject to the approval of the full board of directors. Mr. Lanier received no salary increase in fiscal 2001 due to the imposition of a six month salary freeze in order to cut costs in a difficult business environment.

     Executive officers' salaries are established in line with merit budget guidelines applicable to all salaried employees and approved by the board of directors. The merit budget is established annually by the board of directors and is generally intended to adjust for inflation and competitive factors relating to pay levels in the textile industry. Adjustments may be approved by the compensation committee to take account of changes in the executive officer's responsibilities and his or her overall performance. Merit budget costs were significantly reduced in fiscal 2001 due to the salary freeze described above.

     Cash Bonuses. Each executive officer, including Mr. Lanier, is eligible to receive an annual cash bonus pursuant to the terms of our management incentive plan. The established objectives of the management incentive plan are:

     . to maximize operating income while encouraging prudent management of working capital, and

     .  to enhance our ability to attract and retain talented management.

Operating income targets are recommended at the beginning of each fiscal year by the compensation committee and approved by the board of directors. The compensation committee determines the target award level category to which each executive officer is assigned. In establishing operating income targets and other financial criteria for awards under the management incentive plan, the compensation committee has focused specifically on our performance in comparison to certain other textile companies. For example, achieving a target award under the management incentive plan generally requires performance above the level of such other textile companies at the time the bonus targets were established. No bonus was paid to Mr. Lanier and the other named executive officers with respect to fiscal 2001.

     Restricted Stock and Stock Options. Our restricted stock and long-term stock option plans are intended to align the interests between our shareholders and our directors, officers and key employees through the grant of restricted stock and/or stock options which vest over a period of time. Options granted in fiscal 2001 had an exercise price equal to the closing price of our Class A Common Stock on the New York Stock Exchange on May 11, 2001 and, together with the restricted stock that was granted in fiscal 2001, provide a strong incentive to management to build shareholder value over time.

     Long-Term Equity-Based Awards and Performance-Based Awards. Our equity-based and performance-based awards are intended to attract and retain key employees and directors providing such persons with incentives and rewards for superior performance and increased shareholder value. Stock options, stock appreciation rights, restricted stock, deferred shares, performance awards and other stock-based awards may be awarded based on certain performance criteria. The awards and terms of the awards are determined by the compensation committee in their sole discretion.

                                       John F. Maypole, Chairman
                                       Donald J. Keller
                                       Edward J. Lill

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or under the Securities Act of 1934, which we refer to together as the Acts, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Stock Price Performance Graph

     The graph below reflects cumulative shareholder return (assuming the reinvestment of dividends) on our Class A Common Stock compared to the return on the S&P 500 Index and a peer group of textile companies which, in our opinion, are engaged in lines of business similar to those in which we are engaged. Trading in our Class A Common Stock commenced on November 21, 1997 in connection with our initial public offering. The graph reflects the investment of $100.00 on November 21, 1997 in our Class A Common Stock, the S&P 500 Index and in the peer group and the reinvestment of dividends.

                  Comparison of 5 Year Cumulative Total Return
                       Assumes Initial Investment of $100
                                  December 2001

                             [GRAPHIC REMOVED HERE]

                                                                                Dan River Inc.   S&P 500   Peer Group(2)
                                                                                --------------   -------   -------------
                  11/21/97 ...................................................      100.00       100.00        100.00
                  12/31/97 ...................................................      109.58       106.43        110.11
                  12/31/98 ...................................................       78.33       136.84        122.14
                  12/31/99 ...................................................       34.17       165.64         60.52
                  12/31/00 ...................................................       14.80       150.56         30.47
                  12/31/01 ...................................................        3.67       132.67         11.88

                  ------------

                  (1) Total returns are based on market capitalization.
                  (2) Peer group consists of Burlington Industries Inc., Cone
                      Mills Corporation, Crown Crafts, Inc., Delta Woodside Industries Inc., Galey & Lord Inc., Pillowtex Corp., Springs Industries, Inc., Thomaston Mills, Inc., and WestPoint Stevens Inc.

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

  APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                    (Item 2)

     The board of directors recommends that the shareholders approve amendments to our Amended and Restated Articles of Incorporation to effect a reverse split of our issued and outstanding Common Stock, and to file one such amendment. The reverse split will combine a whole number of outstanding shares between two and five of each of the Class A Common Stock and Class B Common Stock into one share of Class A Common Stock and Class B Common Stock, respectively, depending upon determination by our board of directors that a reverse stock split is in our best interests and the best interests of our shareholders. The text of the proposed amendments is provided in Annex A.

     If the amendments are approved by the shareholders, the board of directors will have the authority, in its sole discretion, to determine (i) whether or not to proceed with the reverse stock split, (ii) when the reverse stock split will be effective, and (iii) the number of pre-split shares that will be combined into one share, provided that the number of pre-split shares must be a whole number of shares. The amendment filed with the Georgia Secretary of State will contain the number selected by the board of directors. If the amendments are adopted, there will be no change in the number of authorized shares of each class of Common Stock and no change in the par value of the Common Stock.


What is a "reverse stock split"?

     In a reverse stock split, one share of a company's stock is substituted for a pre-determined number of shares, thus reducing the number of outstanding shares without any corresponding change in the par value of the stock or in the market capitalization of the company. For example, if our board of directors approves a "one-for-two" reverse split of our Common Stock, each shareholder would receive one new share of Class A or Class B Common Stock for every two shares of Class A or Class B Common Stock previously held. Immediately after the reverse stock split, the aggregate value of the shareholder's stock would be unchanged, but he or she would hold half as many shares, with each share having twice its pre-split value.


Why is the board of directors requesting authority to implement the reverse stock split?

     The principal purpose of the reverse stock split is to maintain the closing market price of our Class A Common Stock above $1.00 per share in order to meet the continued listing criteria of the New York Stock Exchange, which we refer to as the NYSE.

     Our Class A Common Stock is listed on the NYSE. In order to continue to be listed on the NYSE, certain NYSE continued listing standards must be met. Among the standards is a requirement that, in the event the NYSE notifies a listed company that the average closing price of its listed security has been less than $1.00 for any consecutive 30-trading-day period, the company must attain a 30-trading-day average closing price of $1.00 or higher within six months of receipt of the NYSE notice. If the company fails to do so, the security may be delisted by the NYSE.

     In December 2001, we received a notice from the NYSE stating that the average closing price of our Class A Common Stock had been less than $1.00 for more than 30-trading-days. In compliance with NYSE rules, we notified the NYSE of our intention to meet the $1.00 per share price requirement within six months after our receipt of the notice. The NYSE notice also informed us that our market capitalization had failed to remain above $15 million for a 30-trading-day period as required for continued listing on the NYSE. In accordance with NYSE rules, we submitted a business plan in February 2002 that we believe demonstrates our ability to come into compliance with the market capitalization requirement within 18 months from the date of the NYSE notice. The NYSE had up to 45 days from receipt of our business plan to approve or reject the plan.

     On March 12, 2002, the NYSE advised us that it has agreed to accept our business plan and that, accordingly, it is prepared to continue our NYSE Listing at this time. However, the NYSE will conduct quarterly reviews for compliance with the business plan and has advised us that we may be subject to NYSE trading suspension and eventual delisting if the NSYE determines that goals or initiatives described in the plan have not been met. We can not assure you that we will be successful in meeting the goals and initiatives in our business plan to the NYSE's satisfaction. If we are unsuccessful in these efforts, the NYSE may suspend trading in and eventually delist our Class A Common Stock.

     Our business plan indicates that we will meet the market capitalization requirement within the required 18 month time period, and based on conservative assumptions regarding market valuations, our stock price should recover as well. In reviewing the business plan, however, our directors were concerned that the timing of the economic recovery and expected improvement in our business would not permit reasonable time for our stock price to recover sufficiently prior to the end of the requisite six month period to meet the required $1.00 per share threshhold and thus prevent delisting. Accordingly, the board of directors believes that the reverse stock split may be necessary in order to provide an opportunity to maintain our NYSE listing while allowing sufficient time for a recovery in our stock price.


Why does the board of directors consider our NYSE listing important?

     The board of directors believes that it is important to provide our shareholders with the best possible market for trading our Class A Common Stock. If delisting were to occur, we expect that our Class A Common Stock would trade on the National Association of Securities Dealers' Over the Counter Bulletin Board, which we refer to as the OTCBB, which was established for securities that do not meet the Nasdaq listing requirements, or in the over the counter market in the "pink sheets" maintained by Pink Sheets LLC. Such alternative trading markets are generally considered less efficient and less liquid than the NYSE. Consequently, selling our Class A Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and securities analysts' and news media coverage could be reduced.

     These factors could result in lower prices and substantial spreads in the bid and ask prices for shares of our Class A Common Stock. Delisting from the NYSE could also impair our ability to raise additional capital through equity or debt financing and, to the extent the stock price is further depressed as a result of or in connection with the delisting, ownership dilution to shareholders might be higher if we issue equity in financing or other transactions, since more shares will need to be issued in order to raise a specific amount of capital.

     Additionally, if our Class A Common Stock is delisted, we might become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended. This rule generally imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, generally a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our Class A Common Stock and affect the ability of holders to sell their shares in the secondary market. Moreover, investors may be less interested in purchasing low-priced securities because the brokerage commission, as a percentage of the total transaction value, tends to be higher for such securities, and some investment funds will not invest in low-priced securities (other than those that focus on small-capitalization companies or low-priced securities).


What are the potential disadvantages and risks associated with the reverse stock split?

     As noted above, the principal purpose of the reverse stock split would be to help maintain the 30-trading-day average closing price of our Class A Common Stock above the $1.00 threshold required by the NYSE continued listing standards. We can not assure you that the reverse stock split will accomplish this objective. While we expect that the reduction in the outstanding shares of Common Stock will increase the market price of the Class A Common Stock, we can not assure you that the reverse stock split will increase the market price of the Class A Common Stock by a multiple equal to the number of pre-split shares in the reverse split ratio determined by the board of directors (which can range from two to five) or result in any permanent increase in the market price (which can be dependent upon many factors, including, but not limited to, our business and financial performance and prospects). Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. Additionally, as noted above, should the NYSE determine that we have not met applicable initiatives and goals set forth in our business plan, the NYSE could take action to suspend trading in and eventually delist our Class A Common Stock without regard to our efforts to maintain the $1.00, 30-trading-day average closing price. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels.

     There are other reasons why a reverse stock split may be perceived negatively in the marketplace. In addition to the fact that the number of shares available for trading are reduced, which generally has the effect of reducing liquidity, round lots (i.e., lots in multiples of 100 shares) may be converted into odd lots due to the split, which may in turn increase transaction costs for shareholders. Further, a reverse split can have a negative effect on employee retention and recruitment by potentially reducing the number of shares that we could offer in option grants and other stock-based awards. We can not assure you that the market price of our Class A Common Stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the reverse stock split.

How will the board of directors determine whether or not to proceed with the reverse stock split?

     The board of directors will not proceed with the reverse stock split if they consider it unnecessary in order to meet NYSE continued listing standards or if they believe it is otherwise not in the best interests of our company and our shareholders. Factors which they may take into consideration include, but are not limited to, general trends in the stock market, economic and industry conditions, recent changes and anticipated trends in the per share market price of our Class A Common Stock, whether the business plan we have submitted to the NYSE is approved, the status of our business and our projected business and financial performance.


How will the board of directors determine the ratio of the reverse stock split?

     If the board of directors decides to proceed with the reverse stock split, they will set the ratio of the reverse stock split based on a number of factors. These include the market price of our Class A Common Stock and anticipated trends in the market price.


When will the board of directors determine whether or not to proceed with the reverse stock split?

     The board of directors may determine not to go forward with the reverse stock split at any time on or before 20 days after the proposed amendments are approved by the shareholders. If the board does not decide to effect the reverse stock split and file an amendment within 20 days after the shareholders approve the proposed amendments, none of amendments will be filed and the reverse stock split will not occur.

How will the reverse stock split affect my ownership of Common Stock?

     The following table illustrates the principal effects of the reverse stock split on our Common Stock.

------------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES                                  Before reverse split                   After reverse split
------------------------------------------------------------------------------------------------------------------------
                                                                                     Ratio = 1:2            Ratio = 1:5
                                                                           ---------------------------------------------

                                                                           ---------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Authorized                                                     265,000,000           265,000,000            265,000,000

Class A Common Stock                                           175,000,000           175,000,000            175,000,000
Class B Common Stock                                            35,000,000            35,000,000             35,000,000
Class C Common Stock                                             5,000,000             5,000,000              5,000,000
Preferred Stock                                                 50,000,000            50,000,000             50,000,000
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Outstanding (1)
--------------------------------------------------

Class A Common Stock                                            20,371,939            10,185,970              4,074,388
Class B Common Stock                                             2,065,070             1,032,535                413,014
Class C Common Stock                                                     0                     0                      0
Preferred Stock                                                          0                     0                      0
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Available for future issuance
--------------------------------------------------

Class A Common Stock (2)                                       148,975,417           159,161,387            165,272,968
Class B Common Stock                                            32,934,930            33,967,465             34,586,986
Class C Common Stock                                             5,000,000             5,000,000              5,000,000
Preferred Stock                                                 50,000,000            50,000,000             50,000,000
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Class A Common Stock reserved and remaining
available for awards under 2000 Long-Term
Incentive Plan                                                   2,000,000             1,000,000                400,000
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Class A Common Stock reserved and remaining
available for issuance under Dan River Inc. 1997
Stock Incentive Plan                                             1,518,800               759,400                303,760
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Class A Common Stock reserved and remaining
available for issuance under The Bibb Company
1997 Omnibus Stock Incentive Plan                                   68,774                34,387                 13,755
------------------------------------------------------------------------------------------------------------------------

(1) Assumes reverse split effective as of March 1, 2002, and subject to adjustment resulting from cash payments in lieu of fractional shares.

(2) Excludes shares reserved and remaining available for issuance under our option and long term incentive plans listed below. Also excludes shares reserved for issuance upon conversion of Class B Common Stock into Class A Common Stock.

     If the reverse stock split is implemented, you will own fewer shares than you owned prior to the reverse split. The number of post-split shares will be determined by dividing the number of shares owned immediately prior the effective time of the reverse stock split by a number of shares held prior to the reverse split determined by the board of directors. Thus, if the board of directors determines to implement a 1-for-3 reverse stock split, every three shares of Class A Common Stock or Class B Common Stock that you hold will be converted into one share of Class A Common Stock or Class B Common Stock, as the case may be.

     The reverse stock split will simultaneously apply to all outstanding shares of our Class A Common Stock and Class B Common Stock, and the exchange ratio will be the same for both classes of our Common Stock. Except for changes due to our purchase of fractional shares, the reverse stock split will affect all shareholders uniformly and will not change their proportionate ownership interests, nor will the reverse split alter the respective voting rights of holders of Class A Common Stock and Class B Common Stock. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable, and we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.


How will the reverse stock split be implemented?

     If approved by our shareholders at the annual meeting, and if our board of directors determines that effecting the reverse stock split is in our best interests and the best interests of our shareholders, we will file an amendment with the Georgia Secretary of State at such time as the board has determined is the appropriate effective time for the reverse stock split; however, the board must make such determination no later than 20 days after the date the shareholders approve the amendments. The reverse stock split will become effective upon the filing of the amendment with the Secretary of State. At such time, which we refer to as the effective time, each certificate representing our Common Stock prior to the reverse stock split will be deemed for all corporate purposes to evidence ownership of post-split shares. There is no "issuance" resulting from the reverse stock split.

     Promptly after the effective time, you will be notified that the reverse stock split has been effected. Our stock transfer agent, Equiserve LLP, whom we refer to as the exchange agent, will implement the exchange of stock certificates representing outstanding shares of Common Stock. You will be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we will send. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent.

PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.


What will be done with fractional shares?

     We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the reverse stock split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number determined by our Board of Directors (which will be a whole number ranging from two to five), you will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment (without interest) in lieu thereof. The cash payment will be equal to the fraction to which you would otherwise be entitled, multiplied by the average closing sales prices of the Class A Common Stock (as adjusted to reflect the reverse stock split) for the 20-trading-days immediately before the effective time. If such price or prices is not available, the fractional share payment will be based on such other price as is determined by the board of directors. The ownership of a fractional share will not give you any voting, dividend or other rights except the right to receive payment for the fractional share as described above.

     Please be aware that, under the escheat laws of your jurisdiction, where we are domiciled, and where funds will be deposited, sums due for fractional share that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction, unless we or the exchange agent have received correspondence concerning ownership of the funds within the time permitted by the applicable jurisdiction. Thereafter, if you are otherwise entitled to receive such funds, you will have to seek them directly in the state to which they were paid.


Do I have dissenter's rights?

     Under the Georgia Business Corporation Code shareholders are not entitled to dissenter's rights with respect to the proposed amendment, and we will not independently provide shareholders with any such rights.


What are the federal income tax consequences of the reverse stock split?

     The following is a summary of certain material federal income tax consequences of the reverse stock split; however, this does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to shareholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). Your tax treatment may vary depending upon your own particular facts and circumstances. Accordingly, you should consult with your own tax advisor concerning the effects of the reverse stock split on you.

     You should recognize no gain or loss upon your exchange of your pre-split shares for post-split shares pursuant to the reverse stock split (except to the extent of any cash received in lieu of a fraction of your post-split share). You should treat cash payments in lieu of a fractional post-split share as if the fractional share were issued to you and then redeemed by the company for cash. You should then recognize capital gain or loss equal to the difference, if any, between the amount of cash you received and your basis in the fractional share.

     The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) will be the same as your aggregate tax basis in the pre-split shares you exchanged. Your holding period for the post-split shares will include the period during which the you held the pre-split shares surrendered in the reverse stock split.

     We believe that the reverse stock split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Internal Revenue Code. As a result, the company will not recognize any gain or loss as a result of the reverse stock split.


What is the recommendation of the Board of Directors?

     The Board of Directors recommends that you vote FOR the proposal to approve the amendments to our Amended and Restated Articles of Incorporation to effect a reverse split of our issued and outstanding Common Stock and to file one such amendment. The reverse split will combine a whole number of outstanding shares between two and five of each of the Class A Common Stock and Class B Common Stock into one share of Class A Common Stock and Class B Common Stock, respectively, depending upon a determination by our board of directors that a reverse stock split is in our best interests and the best interests of our shareholders.


Independent Auditors

          The board of directors has selected Ernst & Young LLP to serve as independent auditors of our financial statements for the 2002 fiscal year. We have been advised by Ernst & Young LLP that neither it nor any member thereof has any direct or material indirect financial interest in our company or any of our subsidiaries in any capacity. One or more representatives of Ernst & Young will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.


Audit Fees

          Ernst & Young LLP billed us an aggregate of $_________ for professional services rendered for the audit of our annual financial statements for the 2001 fiscal year and for review of the financial statements included in our Forms 10-Q for 2001.


Financial Information Systems Design and Implementation Fees

          No fees were paid Ernst & Young LLP for any information technology services (of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X) during 2001.


All Other Fees

          Ernst & Young LLP billed us an aggregate of $_________ for all services rendered to us during fiscal 2001 other than the audit and information technology services described above.

          The audit committee has considered whether the provision of the information technology services and other services covered in the two previous paragraphs are compatible with maintaining Ernst & Young LLP's independence.

Annual Report on Form 10-K

     We will provide without charge, at the written request of any shareholder of record or beneficial owner of our stock as of March 1, 2002, a copy of the our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to:

                                    Dan River Inc.
                                    P.O. Box 261
                                    Danville, Virginia 24543
                                    Attention: Denise Laussade,
                                           Vice President-Finance

Shareholder Nominations for Election of Directors

     Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if:

     . the shareholder is otherwise entitled to vote generally in the election of directors, and

     .  timely notice in writing is sent to our Secretary.

     To be timely, a shareholder's notice must be received at our principal executive offices not less than 130 days prior to the meeting.

     If less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date the meeting was mailed or such public disclosure was made, whichever occurs first.

     The shareholder's notice must set forth for each person to be nominated for election as a director:

     .  the name, age, business address and residence address of the person,

     .  the principal occupation or employment of the person,

     . the number of shares of each class of common stock beneficially owned by the person, and

     . other information that would be required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act.

     The shareholder's notice must also set forth, with respect to the shareholder giving such notice:

     .  the name and address of the shareholder, and

     . the number of shares of each class of common stock beneficially owned by the shareholder.

     We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.


Shareholder Proposals

     Any shareholder proposals intended to be presented at our 2003 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received no later than November 15, 2002 in order to be considered for inclusion in the proxy materials to be distributed by the board of directors in connection with the meeting. Any shareholder proposals intended to be presented at our 2003 annual meeting of shareholders but not to be included in the board's proxy materials under Rule 14a-8 must be received no later than December 21, 2002 in order to be considered at the 2003 annual meeting. However, if we give less than 60 days' notice of our 2003 annual meeting of shareholders, then shareholder proposals intended to be presented at the meeting but not to be included in the board's proxy materials under Rule 14a-8 must be received no later than ten days after notice of the 2003 annual meeting is mailed or a press release or other public communication announcing the meeting date is made.


Expenses of Solicitation

     We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. No specific fee was allocated to services provided in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

                             By Order of the Board of Directors



                             LOGO


                             Harry L. Goodrich
                             Secretary

     Our annual report on Form 10-K for fiscal 2001, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

                               __________________

                                     ANNEX A

Text of Amendment to Amended and Restated Articles of Incorporation of Dan River Inc.


Dan River Inc., a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

1.   The name of the corporation is Dan River Inc. (the "Corporation").

2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Amendment amend the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Amendment"). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on April 30, 2002.

3. Upon the filing in the office of the Secretary of State of the State of Georgia of these Articles of Amendment (the "Effective Date"), each
         *      ( * ) shares of all classes of Common Stock of the
     ---------- -----
     Corporation then issued and outstanding automatically shall be combined into one (1) share of fully paid and non-assessable Common Stock of the Corporation of the same class. The number of authorized shares of each class of the Common Stock and the par value of the Common Stock shall remain unchanged. There shall be no fractional shares of Common Stock issued. Each holder of shares of Common Stock who would otherwise be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof equal to the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the reverse split of shares hereby) for the 20 trading days immediately prior to the Effective Date, as reported by the New York Stock Exchange. If such price or prices are not available, or if the stock is no longer traded on the New York Stock Exchange, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation.


----------------

* By approving this amendment, shareholders will approve the combination of any number of shares of Common Stock between and including two and five (including numbers consisting of whole shares) into one share. The Articles of Amendment filed with the Georgia Secretary of State will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its shareholders. The Board of Directors will not implement any amendment providing for a different split ratio.

                            [TOP HALF OF PROXY CARD]

Vote by Telephone                                             Vote by Internet

It's fast, convenient, and immediate!                         It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                          confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:                                 Follow these four easy steps:

1.   Read the accompanying Proxy                              1.   Read the accompanying Proxy
     Statement/Prospectus and Proxy Card.                          Statement/Prospectus and Proxy Card.

2.   Call the toll-free number                                2.   Go to http://www.eproxyvote.com/___
     1-877-PRX-VOTE (1-877-779-8683).
                                                              3.   Enter your 14-digitVoter Control Number
3.   Enter your 14-digit Voter Control Number                      located on your Proxy Card above your name.
     located on your Proxy Card above your name.
                                                              4.   Follow the instructions provided.
4.   Follow the recorded instructions.

Your vote is important!                                       Your vote is important!
Call 1-877-PRX-VOTE anytime!                                  Go to http://www.eproxyvote.com/__anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

CLASS A - FRONT

                                 DAN RIVER INC.
                         PROXY FOR CLASS A COMMON STOCK
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                ON APRIL 30, 2002

     The undersigned hereby appoints Joseph L. Lanier, Jr. and John F. Maypole, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Dan River Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 30, 2002, at 10:00 a.m., EDT, at the Riverview Inn, Danville, Virginia or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

     Unless you are voting electronically or by telephone, please sign exactly as your name or names appear hereon. For more than one owners as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer, if a partnership, please sign in partnership name by authorized person.

CLASS A - BACK

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

                                                   FOR               WITHHOLD
                                              Nominee listed        AUTHORITY
                                                                   to vote for
                                                                 nominee listed

                                                   [_]                 [_]
1.   To elect one (1) director:

     Richard L. Williams

2. To approve amendments to the amended and restated articles of incorporation which will effect a reverse stock split of each class of our issued and outstanding Common Stock and combine a whole number of shares of Common Stock between two and five into one share of Common Stock, depending upon a determination by the board of directors that a reverse stock split is in our best interests and the best interests of our shareholders, and authorizing the board of directors to file one such amendment.

                                           FOR          AGAINST        ABSTAIN

                                           [_]            [_]            [_]

UNLESS YOU ARE VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON APRIL 30, 2002. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY OR VOTED ELECTRONICALLY OR BY TELEPHONE.

     RECORD DATE SHARES:

     Please be sure to sign and date this proxy.

                                          -------------------------------------
                                             Date
     --------------------------------------------------------------------------

         Shareholder sign here               Co-owner sign here
     --------------------------------------------------------------------------

                            [TOP HALF OF PROXY CARD]

Vote by Telephone                                             Vote by Internet

It's fast, convenient, and immediate!                         It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                          confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:                                 Follow these four easy steps:

1.   Read the accompanying Proxy                              1.   Read the accompanying Proxy
     Statement/Prospectus and Proxy Card.                          Statement/Prospectus and Proxy Card.

2.   Call the toll-free number                                2.   Go to http://www.eproxyvote.com/___
     1-877-PRX-VOTE (1-877-779-8683).
                                                              3.   Enter your 14-digitVoter Control Number
3.   Enter your 14-digit Voter Control Number                      located on your Proxy Card above your name.
     located on your Proxy Card above your name.
                                                              4.   Follow the instructions provided.
4.   Follow the recorded instructions.

Your vote is important!                                       Your vote is important!
Call 1-877-PRX-VOTE anytime!                                  Go to http://www.eproxyvote.com/__anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

CLASS B - FRONT

                                 DAN RIVER INC.
                         PROXY FOR CLASS B COMMON STOCK
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                ON APRIL 30, 2002

     The undersigned hereby appoints Joseph L. Lanier, Jr. and John F. Maypole, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class B Common Stock of Dan River Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 30, 2002, at 10:00 a.m., EDT, at the Riverview Inn, Danville, Virginia or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

     Unless you are voting electronically or by telephone, please sign exactly as your name or names appear hereon. For more than one owners as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer, if a partnership, please sign in partnership name by authorized person.

CLASS A - BACK

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

                                                   FOR               WITHHOLD
                                              Nominee listed        AUTHORITY
                                                                   to vote for
                                                                 nominee listed

                                                   [_]                 [_]
1.   To elect one (1) director:

     Richard L. Williams

2. To approve amendments to the amended and restated articles of incorporation which will effect a reverse stock split of each class of our issued and outstanding Common Stock and combine a whole number of shares of Common Stock between two and five into one share of Common Stock, depending upon a determination by the board of directors that a reverse stock split is in our best interests and the best interests of our shareholders, and authorizing the board of directors to file one such amendment.

                                           FOR          AGAINST        ABSTAIN

                                           [_]            [_]            [_]

UNLESS YOU ARE VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON APRIL 30, 2002. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY OR VOTED ELECTRONICALLY OR BY TELEPHONE.

     RECORD DATE SHARES:

     Please be sure to sign and date this proxy.

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                                             Date
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         Shareholder sign here               Co-owner sign here
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